Exhibit 99.1

CytomX Therapeutics Announces Third Quarter 2025 Financial Results and Provides

Business Update

- CX-2051 Phase 1 data update on track for Q1 2026 -

- CX-2051 Phase 1b CRC combination study with bevacizumab to start in Q1 2026 -

- Positive CX-801 Phase 1 monotherapy biomarker data at SITC 2025 supportive of ongoing Phase 1 combination study with KEYTRUDA® (pembrolizumab) in melanoma -

- Company to host conference call today at 5 p.m. EST / 2 p.m. PST -

SOUTH SAN FRANCISCO, Calif., November 6, 2025 – CytomX Therapeutics, Inc. (Nasdaq: CTMX), a leader in the field of masked, conditionally activated biologics, today announced third quarter 2025 financial results and provided a business update.

“CytomX continued to execute against its pipeline priorities this quarter, highlighted by robust Phase 1 expansion enrollment for CX-2051. We remain on track for a CX-2051 Phase 1 data update in Q1 2026. Looking ahead to 2026, CX-2051 is well positioned as a first-in-class EpCAM-directed, topoisomerase-1 ADC designed to address the high unmet need in CRC and a wide range of other EpCAM-expressing indications. CytomX’s top priority is to advance CX-2051 towards a potential registrational study in advanced, late-line CRC. Additionally, we continue to plan for focused investments to further unlock the potential of CX-2051, including moving into earlier lines of CRC therapy and additional EpCAM positive cancers,” said Sean McCarthy, D.Phil., chief executive officer and chairman of CytomX.

Dr. McCarthy continued “We are also pleased with the dose escalation progress for our PROBODY® interferon alpha-2b, CX-801, and look forward to presenting encouraging initial biomarker data at SITC which underscore this potent masked cytokine’s therapeutic potential in combination with checkpoint inhibitors in advanced melanoma.”

Q3 2025 Pipeline Program Updates:

CX-2051 (EpCAM PROBODY Topo-1 ADC)

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CX-2051 Phase 1 dose expansions across the 7.2 mg/kg, 8.6 mg/kg, and 10 mg/kg doses, administered every three weeks (Q3W) are ongoing.
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In Q3 2025, dose expansion enrollment continued with the goal of supporting a potential registrational study of CX-2051 monotherapy in advanced CRC.
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Phase 1 study enrollment is projected to reach approximately 100 patients by the planned CX-2051 Phase 1 update in Q1 2026.
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A Phase 1b CX-2051 combination study with bevacizumab in CRC is expected to start in Q1 2026, data from which is intended to inform potential late-phase development in earlier lines of CRC therapy.
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Evaluation ongoing of multiple non-CRC, EpCAM-expressing tumor indications for potential future CX-2051 development.

CX-801 (PROBODY Interferon alpha-2b)

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Society of Immunotherapy of Cancer (SITC) 2025 Annual Meeting
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CX-801 monotherapy biomarker data in advanced melanoma patients to be presented that support CX-801’s mechanism of action and the ongoing combination study with KEYTRUDA® (pembrolizumab).
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CX-801 monotherapy has been well tolerated at doses exceeding the approved dose of unmasked IFNα2b.1
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Gene expression analysis of pre- and post-treatment patient tumor biopsies demonstrated consistently increased expression of interferon-stimulated genes.
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Patients demonstrated evidence of T-cell and NK cell activation and upregulation of immune checkpoint genes, including PD-1 and PD-L1.
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Evidence of sustained elevation of CXCL10 in the tumor but not the blood was observed, suggesting preferential CX-801 activity in the tumor versus the periphery.
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PK analysis also demonstrated dose-proportional exposure of CX-801, which remained predominantly in its intact (masked) form in circulation.
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The CX-801 Phase 1 study is ongoing with a focus in advanced melanoma. CX-801 monotherapy dose escalation has reached the fourth dose level.
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In May 2025, Phase 1 dose escalation of CX-801 in combination with KEYTRUDA® was initiated. Dose escalation of CX-801 in combination with KEYTRUDA® is currently enrolling the 2nd dose level.
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Initial clinical data for CX-801 in the combination with KEYTRUDA® in advanced melanoma is anticipated in 2026.

KEYTRUDA® is a registered trademark of Merck Sharp & Dohme LLC, a subsidiary of Merck & Co., Inc., Rahway, NJ, USA

Corporate and Financial:

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Corporate:
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In October 2025, announced the appointment of Rachael Lester, MBA as Senior Vice President, Chief Business Officer.
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Financial:
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CytomX ended the third quarter of 2025 with $143.6 million of cash, cash equivalents and investments with expected cash runway to the second quarter of 2027.
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Research Pipeline and Collaborations:
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CytomX has research collaborations with Bristol Myers Squibb, Amgen, Astellas, Regeneron, and Moderna. Multiple drug discovery programs continue across our research collaborations with a focus on bispecific immunotherapies, including T-cell engagers.
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At SITC 2025, preclinical data will be presented for CX-908, a dually masked PROBODY T-cell Engager targeting CDH3 and CD3. CX-908 potently induced tumor regressions in established

1 Merck & Co., Inc. (2018). Sylatron (peginterferon alfa-2b) prescribing information. U.S. Food and Drug Administration breast and lung cancer xenograft tumor models and demonstrated a 100-fold improvement in tolerability, including significantly reduced cytokine release vs. an unmasked CDH3xCD3 molecule.

Third Quarter 2025 Financial Results:

Cash, cash equivalents and investments totaled $143.6 million as of September 30, 2025, compared to $158.1 million as of June 30, 2025.

Total revenue was $6.0 million for the quarter ended September 30, 2025, compared to $33.4 million for the quarter ended September 30, 2024. The decrease in revenue was driven primarily by the completion of our performance obligations in the Bristol Myers Squibb collaboration and a decrease in Moderna activities due to Moderna budget considerations.

Total operating expense in the third quarter of 2025 was $21.7 million compared to $29.3 million in the third quarter of 2024, a decrease of $7.6 million.

Research and development expenses were $15.3 million for the three months ended September 30, 2025, a decrease of $6.1 million compared to the corresponding period of 2024. Reduced research and development expenses were primarily due to a reduction in CX-904 spend due to program de-prioritization in Q1 2025, reduced research expenses following the Q1 2025 restructuring, and lower CX-2051 manufacturing expenses which was partially offset by the increase in CX-2051 clinical spend.

General and administrative expenses were $6.4 million for the three months ended September 30, 2025, a decrease of $1.5 million compared to the corresponding period of 2024. The decrease in general and administrative expenses was primarily driven by personnel costs as well as patent and legal expenses.

About CytomX Therapeutics

CytomX is a clinical-stage, oncology-focused biopharmaceutical company focused on developing novel conditionally activated, masked biologics designed to be localized to the tumor microenvironment. By pioneering a novel pipeline of localized biologics, powered by its PROBODY® therapeutic platform, CytomX’s vision is to create safer, more effective therapies for the treatment of cancer. CytomX’s multi-modality technology platform has produced therapeutic candidates across multiple treatment modalities including antibody-drug conjugates (ADCs), T-cell engagers, and immune modulators such as cytokines. CytomX’s current clinical-stage pipeline includes CX-2051 and CX-801. CX-2051 is a masked, conditionally activated ADC directed toward epithelial cell adhesion molecule (EpCAM), armed with a topoisomerase-1 inhibitor payload. CX-2051 has potential applicability across multiple EpCAM-expressing epithelial cancers, including CRC, and was discovered in collaboration with ImmunoGen. CX-801 is a masked interferon alpha-2b PROBODY® cytokine with broad potential applicability in traditionally immuno-oncology sensitive as well as insensitive (cold) tumors. CytomX has established strategic collaborations with multiple leaders in oncology, including Amgen, Astellas, Bristol Myers Squibb, Regeneron and Moderna. For more information about CytomX and how it is working to make conditionally activated treatments the new standard-of-care in the fight against cancer, visit www.cytomx.com and follow us on LinkedIn and X (formerly Twitter).

CytomX Therapeutics Forward-Looking Statements

This press release includes forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that are difficult to predict, may be beyond our control, and may cause the actual results, performance, or achievements to be materially different from any future results, performance or achievements expressed or implied in such statements, including those related to CX-2051 and CX-801. Accordingly, you should not rely on any of these forward-looking statements, including those relating to the potential benefits, safety and efficacy or progress of CytomX’s or any of its collaborative partners’ product candidates, including CX-2051 and CX-801, the potential benefits or applications of CytomX’s PROBODY® therapeutic platform, CytomX’s or its collaborative partners’ ability to develop and advance product candidates into and successfully complete clinical trials, including the ongoing and planned clinical trials of CX-2051 and CX-801 and the timing of initial and ongoing data availability for our clinical trials, including CX-2051 and CX-801, and other development milestones. Risks and uncertainties that contribute to the uncertain nature of the forward-looking statements include: the unproven nature of CytomX’s novel PROBODY® therapeutic technology; uncertainties around the Company’s ability to raise sufficient funds to carry out its planned research and development; CytomX’s clinical trial product candidates are in the initial stages of clinical development and its other product candidates are currently in preclinical development, and the process by which preclinical and clinical development could potentially lead to an approved product is long and subject to significant risks and uncertainties, including the possibility that the results of preclinical research and early clinical trials, including initial CX-2051 and CX-801 results, may not be predictive of future results; the possibility that CytomX’s clinical trials will not be successful; the possibility that current preclinical research may not result in additional product candidates; CytomX’s dependence on the success of CX-2051 and CX-801; CytomX’s reliance on third parties for the manufacture of the Company’s product candidates; possible regulatory developments in the United States and foreign countries, including China and the European Union; and the risk that we may incur higher costs than expected for research and development or unexpected costs and expenses. Additional applicable risks and uncertainties include those relating to our preclinical research and development, clinical development, and other risks identified under the heading "Risk Factors" included in CytomX’s Quarterly Report on Form 10-Q filed with the SEC on November 6, 2025. The forward-looking statements contained in this press release are based on information currently available to CytomX and speak only as of the date on which they are made. CytomX does not undertake and specifically disclaims any obligation to update any forward-looking statements, whether as a result of any new information, future events, changed circumstances or otherwise.

PROBODY is a U.S. registered trademark of CytomX Therapeutics, Inc. All other trademarks are the properties of their respective owners.

Company Contact:

Chris Ogden

SVP, Chief Financial Officer

cogden@cytomx.com

Investor Contact:

Precision AQ (formerly Stern Investor Relations)

Stephanie Ascher

Stephanie.Ascher@precisionaq.com

Media Contact:

Redhouse Communications

Teri Dahlman

teri@redhousecomms.com

CYTOMX THERAPEUTICS, INC.

CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(in thousands, except share and per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
Revenues	$5,963	$33,432	$75,538	$100,010
Operating expenses:
Research and development	15,304	21,368	47,493	68,592
General and administrative	6,427	7,953	22,477	24,102
Total operating expenses	21,731	29,321	69,970	92,694
Income (loss) from operations	(15,768)	4,111	5,568	7,316
Interest income	1,592	1,693	3,725	5,858
Other (expense) income, net	5	(7)	33	(19)
Income (loss) before income taxes	(14,171)	5,797	9,326	13,155
Provision for income taxes	58	61	184	162
Net Income (Loss)	(14,229)	5,736	9,142	12,993
Other comprehensive income (loss):
Unrealized (loss) gain on investments, net of tax	71	44	77	(55)
Total comprehensive income (loss)	$(14,158)	$5,780	$9,219	$12,938

Net income (loss) per share:
Basic	$(0.09)	$0.07	$0.07	$0.15
Diluted	$(0.09)	$0.07	$0.07	$0.15
Shares used to compute net income (loss) per share
Basic	165,004,291	85,093,227	127,352,366	84,005,093
Diluted	165,004,291	85,204,709	128,859,852	84,428,843

CYTOMX THERAPEUTICS, INC.

CONDENSED BALANCE SHEETS

(in thousands)

	September 30,	December 31,
	2025	2024
	(unaudited)	(1)
Assets
Current assets:
Cash and cash equivalents	$34,185	$38,052
Short-term investments	109,441	62,571
Accounts receivable	1,629	3,103
Prepaid expenses and other current assets	3,962	3,579
Total current assets	149,217	107,305
Property and equipment, net	1,721	2,467
Intangible assets, net	474	583
Goodwill	949	949
Restricted cash	1,028	1,027
Operating lease right-of-use asset	4,814	8,136
Other assets	51	66
Total assets	$158,254	$120,533
Liabilities and Stockholders' Equity (Deficit)
Current liabilities:
Accounts payable	$646	$1,088
Accrued liabilities	12,408	12,338
Operating lease liabilities - short term	5,596	5,145
Deferred revenue, current portion	22,379	67,201
Total current liabilities	41,029	85,772
Deferred revenue, net of current portion	5,537	26,862
Operating lease liabilities - long term	—	4,240
Other long term liabilities	4,299	4,115
Total liabilities	50,865	120,989
Commitments and contingencies
Stockholders' equity (deficit):
Convertible preferred stock	—	—
Common stock	2	1
Additional paid-in capital	789,720	691,095
Accumulated other comprehensive income	104	27
Accumulated deficit	(682,437)	(691,579)
Total stockholders' equity (deficit)	107,389	(456)
Total liabilities and stockholders' equity (deficit)	$158,254	$120,533

__________________

(1)
The condensed balance sheet as of December 31, 2024 was derived from the audited financial statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2024.